6

                      SUBADVISORY AGREEMENT

           Legg Mason Partners Investment Funds, Inc.

        Legg Mason Partners Hansberger Global Value Fund

                         August 1, 2006

                Hansberger Global Investors, Inc.
                   401 East Las Olas Boulevard
                           Suite 1700
                 Fort Lauderdale, Florida 33301
 Dear Sirs:

     Legg Mason Partners Investment Funds, Inc. (f/k/a Smith Barney Investment Funds Inc.) (the "Company"), a corporation organized under the laws of the State of Maryland, on behalf of the Legg Mason Partners Hansberger Global Value Fund (f/k/a Smith Barney Hansberger Global Value Fund) (the "Fund") and Legg Mason Partners Fund Advisor, LLC, a Delaware limited liability company (the "Manager"), each confirms its agreement with Hansberger Global Investors, Inc. (the "Sub-Adviser"), as follows:

     1.   Investment Description; Appointment

     The Company desires to employ its capital relating to the Fund by investing and reinvesting in investments of the kind and in accordance with the investment objective(s), policies and limitations specified in the prospectus (the "Prospectus") and the statement of additional information (the "Statement") filed with the Securities and Exchange Commission as part of the Company's Registration Statement on Form N-lA, as amended or supplemented from time to time, and in the manner and to the extent as may from time to time be approved by the Board of Directors of the Company (the "Board"). Copies of the Prospectus, the Statement, the Company's Bylaws- (the "Bylaws") and any policies or procedures adopted by the Board and in effect from time-to-time related to the Company and the Sub-Adviser (the "Procedures") have been or will be submitted to the Sub-Adviser. The Company agrees promptly to provide copies of all amendments and supplements to the current Prospectus, the Statement, the Bylaws and Procedures to the Sub-Adviser on an on-going basis. Until the Company delivers any such amendment or supplement to the Sub-Adviser, the Sub-Adviser shall be fully protected in relying on the Prospectus, Statement, Bylaws and Procedures as previously furnished to the Sub-Adviser. The Company employs the Manager as the manager to the Portfolio pursuant to the Management Agreement dated October 23, 1997 (the "Management Agreement"), and the Company and the Manager desire to employ and hereby appoint the Sub-Adviser to act as the sub-investment adviser to the Fund. The Sub-Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

     2.   Services as Sub-Adviser

     Subject to the supervision, direction and approval of the Board of the Company and the Manager, the Sub-Adviser shall conduct a continual program of investment, evaluation and, if appropriate in the view of the Sub-Adviser, sale and reinvestment of the Fund's assets. The Sub-Adviser is authorized, in its sole discretion and without prior consultation with the Manager, to:
(a) manage the Fund's assets in accordance with the Fund's investment objective(s) and policies as stated in the Prospectus and the Statement; (b) make investment decisions for the Fund;
(c) place purchase and sale orders for portfolio transactions on behalf of the Fund; and (d) employ professional portfolio managers and securities analysts who provide research services to the Portfolio.

     In addition, (i) the Sub-Adviser shall furnish the Manager daily information concerning portfolio transactions and quarterly and annual reports concerning transactions and performance of the Fund in such form as may be mutually agreed upon, and the Sub-Adviser agrees to review the Fund and discuss the management of it with the Manager and the Board of Directors of the Company.

     (ii) Unless the Manager gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund's shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested.

     (iii) The Sub-Adviser shall maintain and preserve such records related to the Fund's transactions as shall be required under the Investment Company Act of 1940, as amended (the "1940 Act"). The Manager shall maintain and preserve all books and other records not related to the Fund's transactions as required under the 1940 Act and shall timely furnish to Sub-Adviser all information and copies of books and records reasonably requested by Sub-Adviser to comply with any request made in connection with a regulatory inspection. The Sub-Adviser shall timely furnish to the Manager all information relating to the Sub-Adviser's services hereunder reasonably requested by the Manager to keep and preserve, the books and records of the Portfolio. The Sub-Adviser agrees that all records which it maintains for the Portfolio are the property of the Company and the Sub-Adviser will surrender promptly to the Company copies of any of such records.

     (iv) The Sub-Adviser shall maintain compliance procedures for the Portfolio that it reasonably believes are adequate to ensure the Fund's compliance with (A) the 1940 Act and the rules and regulations promulgated thereunder and (B) the Fund's investment objective(s) and policies as stated in the Prospectus and Statement. The Sub-Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the Investment Advisers Act of 1940, as amended (the "Advisers Act"). When engaging in transactions in securities or other assets for the Fund with any subadviser, including any subadviser that is a principal underwriter or an "affiliated person" (as defined in the 1940 Act) of a principal underwriter in connection with such transaction, to any other fund or portfolio under common control with the Company, the Sub-Adviser or any of its "affiliated" persons will not consult (other than for purposes of complying with Rule 12d3-1 (a) and (b)) with such other subadviser.

     (v) The Sub-Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Company. The Sub-Adviser has written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by the Sub-Adviser or any person associated with the Sub-Adviser as required by Section 204A of the Advisers Act.

     3. Brokerage

     In selecting brokers or dealers (including, if permitted by applicable law, Smith Barney Inc. or any other broker or dealer affiliated with the Manager or the Sub-Adviser) to execute transactions on behalf of the Fund, the Sub-Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. Nothing in this paragraph shall be deemed to prohibit the Sub-Adviser from paying an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker, or dealer would have charged for effecting that transaction, if the Sub-Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker, or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion.

     4. Information Provided to the Company and the Manager

     The Sub-Adviser shall keep the Company and the Manager informed of developments materially affecting the Fund's holdings, and shall, on its own initiative, furnish the Company and the Manager from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose.

     5.   Compensation

     (i) In consideration of the services rendered pursuant to this Agreement, the Manager will pay the Sub-Adviser an annual fee calculated at the rate of 0.50% of the Fund's average daily net assets; the fee is calculated daily and paid monthly. The Sub-Adviser shall have no right to obtain compensation directly from the Company for services provided hereunder and agrees to look solely to the Manager for payment of fees due. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Sub-Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement.

     (ii) The Sub-Adviser agrees that, to the extent that the fee that is payable to the Manager by the Fund is reduced by action of the Board, the fee payable to the Sub-Adviser shall be reduced pro rata. Additionally, to the extent that any part of the fee that is payable to the Manager is waived by the Manager, the Sub-Adviser agrees to waive its fees proportionately. The Manager agrees to consult with the Sub-Adviser prior to making a decision as to whether to waive its fees.

     6.   Expenses

     The Sub-Adviser shall bear all expenses (excluding brokerage costs, custodian fees, auditors fees or other expenses to be borne by the Fund or the Company) in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, sub-advisory fees (other than sub-advisory fees paid pursuant to this Agreement) and administration fees; fees for necessary professional and brokerage services; costs relating to local administration of securities; fees for any pricing service; the costs of regulatory compliance; and pro rata costs associated with maintaining the Company's legal existence and shareholder relations. All other expenses not specifically assumed by the Sub-Adviser hereunder or by the Manager under the Management
Agreement are borne by the Fund or the Company.

     7.   Standard of Care

     The Sub-Adviser shall exercise its best judgment and shall act in good faith in rendering the services listed in paragraphs 2 and 3 above. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates as well as in connection with the performance of its obligations under this Agreement, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Manager, the Company or to the shareholders of the Fund to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Adviser's reckless disregard of its obligations and duties under this Agreement.

     8. Term of Agreement

     This Agreement shall become effective August 1, 2006 (the "Effective Date") and shall continue for an initial term ending November 30, 2007. This Agreement shall continue thereafter so long as such continuance is specifically approved at least annually as required by the 1940 Act. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of the Company or by vote of holders of a majority (as defined in the 1940 Act and the rules thereunder) of the outstanding voting securities of the Fund, or upon 60 days' written notice by the Sub-Adviser except as otherwise agreed by the Manager and the Sub-Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

     9. Services to Other Companies or Accounts

     The Company understands that the Sub-Adviser now acts, and may act in the future, unless otherwise agreed to by the parties, as investment manager, adviser, or sub-adviser to other investment companies and/or managed accounts, including offshore entities. The Sub-Adviser agrees that whenever the Portfolio and one or more other accounts managed or advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company and account. The Company recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Company understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser's duties under this Agreement will not devote their full time to such service.

     10. Representations

     The Company and Portfolio represent that (i) a copy of the Company's Articles of Incorporation, dated September 29, 1981, together with all amendments thereto, is on file with the Secretary of the State of Maryland, (ii) the appointment of the Manager has been duly authorized, (iii) the appointment of the Sub-Adviser has been duly authorized, and (iv) they have acted, and will continue to act, in conformity with the 1940 Act and other applicable laws.

     The Sub-Adviser represents that it is authorized to perform the services described herein.

     Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

     The Sub-Adviser confirms that neither it nor any of its "affiliated persons" (as defined in the 1940 Act) are affiliated persons of (i) the Manager; (ii) any subadviser to the Fund or the Company or any affiliated person of that subadviser; or (iii) the promoter, underwriter, officer, board member, member of an advisory board, or employee of the Fund or the Company. The Sub-Adviser agrees to promptly notify the Manager if it or any of its affiliated persons becomes an affiliated person of any of the entities set forth in (i) to (iii), above.

     11.  Materials

     The Manager shall not publish or distribute or allow the Company or the Fund to publish or distribute any information, including but not limited to registration statements, advertising or promotional materials, specifically describing the Sub-Adviser, without prior written consent of the Sub-Adviser, which consent shall not be unreasonably withheld or delayed. If the Sub-Adviser has not notified the Manager of its disapproval of sample materials within three (3) business days after its receipt thereof, such materials shall be deemed approved. Materials substantially similar to materials approved on an earlier occasion shall also be deemed approved.

     12.  Governing Law

     This Agreement shall be governed by the internal laws of the State of Maryland, without regard to the conflict of law principles thereof; provided, however, that to the extent that anything herein is inconsistent with the 1940 Act, the 1940 Act shall control.

     13.  Notice

     Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

     To the Company at:

     Legg Mason Partners Investment Funds, Inc.
     125 Broad Street
     New York, New York 10004

     To the Manager at:

     Legg Mason Partners Fund Advisor, LLC
     399 Park Avenue, 4th Floor
     New York, New York 10022

     To the Sub-Adviser at:

     Hansberger Global Investors, Inc.
     401 East Las Olas Boulevard, Suite 170
     Fort Lauderdale, Florida 33301

   14.   Counterparts

   This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.


   If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.


Very truly yours:


LEGG MASON PARTNERS FUND ADVISOR,
LLC

By
Name:
Title:


LEGG MASON PARTNERS INVESTMENT
FUNDS, INC., on behalf of Legg
Mason Partners Hansberger Global
Value Fund

By
Name:
Title:


Accepted:

HANSBERGER GLOBAL INVESTORS, INC.

By
Name:
Title: